Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-230237, 333-229395, and 333-251354) of Cryoport, Inc.;

(2)	Registration Statement (Form S-8 No. 333-225387 and 333-257368) pertaining to the 2018 Omnibus Equity Incentive Plan;

(3)	Registration Statement (Form S-8 No. 333-208381) pertaining to the 2015 Omnibus Equity Incentive Plan;

(4)	Registration Statement (Form S-8 No. 333-177168, 333-184543, and 333-197437) pertaining to the 2011 Stock Incentive Plan;

of our reports dated February 28, 2023, with respect to the consolidated financial statements of Cryoport, Inc. and the effectiveness of internal control over financial reporting of Cryoport, Inc. included in this Annual Report (Form 10-K) of Cryoport, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Irvine, California
February 28, 2023

Guidance: